Exhibit 10.39

SETTLEMENT AND PATENT LICENSE AGREEMENT

Cover Sheet

LICENSEE	AT&T

Vonage Holdings Corp. (“Vonage”)	AT&T Corp.
A Delaware Corporation, having an office at	A New York corporation, having an office at
23 Main Street Holmdel, NJ 07733	One AT&T Way Bedminster, NJ 07921

Addresses for notice purposes:	Addresses for notice purposes:

Chief Legal Officer Vonage Holdings Corp. 23 Main Street Holmdel, NJ 07733 and Chief Financial Officer Vonage Holdings Corp. 23 Main Street Holmdel, NJ 07733

Michael Bishop

AT&T Law Department

675 West Peachtree Street, NE

Atlanta, Georgia 30303

Thomas A. Restaino

AT&T Chief Technology Counsel

One AT&T Way, Room 3A248

Bedminster, NJ 07921

and

Joseph Sommer

AT&T Services Inc.,

180 Park Ave, Bldg. 104

Florham Park, NJ 07932

EFFECTIVE DATE: January 1, 2008

This Patent License Agreement (the “Agreement”) consists of this Cover Sheet, the attached General Terms and Conditions and any schedules (each, a “Schedule”) referenced in the General Terms and Conditions. The provisions of each Schedule shall be construed so as to be fully consistent with all of the provisions of the General Terms and Conditions and, in the case of any conflict, the General Terms and Conditions shall prevail unless a Schedule is separately executed by both Parties and expressly amends particular provisions of the General Terms and Conditions, in which case the amendments of such Schedule shall prevail over such particular provisions of the General Terms and Conditions.

Unless otherwise provided above, this Agreement shall become effective when signed by both Parties (the “Effective Date”) and shall continue in effect during the Term.

	LICENSEE: Vonage Holdings Corp.		AT&T Corp.

By:	/s/ John S. Rego	By:	/s/ Carol T. Beckham
	(Authorized Signature)		(Authorized Signature)

	John S. Rego		Carol T. Beckham
	(Typed or Printed Name)		(Typed or Printed Name)

	EVP & Chief Financial Officer		Assistant Vice President
	(Title)		(Title)

	12/20/07		12/21/07
	(Date)		(Date)

THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY IN ANY MANNER

UNLESS DULY EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES

GENERAL TERMS AND CONDITIONS

WHEREAS Vonage Holdings Corp. is maintaining a complaint against SBC Internet Services, Inc., et al. in the United States District Court for the Northern District of Texas, Civil Action No. 4:04-CV-548-Y, alleging infringement of United States Patent Nos. 4,782,485, 5,015,136 and 5,444,707 (the “Vonage Action”);

WHEREAS on October 17, 2007, AT&T Corp. filed a complaint against Vonage Holdings Corp. and Vonage America, Inc. in the United States District Court for the Western District of Wisconsin, Civil Action No. 07-C-0585-C, alleging infringement of United States Patent No. 6,487,200 B1 (the “AT&T Action”);

WHEREAS SBC Internet Services, Inc. and AT&T Corp. are affiliates of one another and controlled by AT&T Inc., and Vonage America, Inc. is an affiliate of and controlled by Vonage Holdings Corp.; and

WHEREAS AT&T Corp. and Vonage Holdings, Corp. (each a “Party”) each desires to settle the two actions for themselves and their affiliates, without admitting any infringement, and on the following terms:

In consideration of the terms and conditions of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties identified on the Cover Sheet of this Agreement agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, certain terms have been defined below and elsewhere in this Agreement to encompass meanings that may differ from, or be in addition to, the normal connotation of the defined word.

1.1. “Affiliate” shall mean with respect to a Party, any entity which, directly or indirectly, Controls, is controlled by or is under common Control with such Party.

1.2. “AT&T Action” shall have the meaning provided in the second “whereas” clause above.

1.3. “AT&T Litigation Patent” shall mean U.S. Patent No. 6,487,200 B1, and all continuations, continuations-in-part, divisionals, reissues, reexaminations, foreign counterparts, and any patent applications claiming the priority thereof.

1.4. “AT&T Patents” shall mean patents owned by AT&T or one of its Affiliates that issue prior to the end of the Term.

1.5. “Controls” (including the terms “controlled” and “controlled by”) shall mean either directly or indirectly: (a) holds more than fifty percent (50%) of the outstanding voting securities of the entity; or (b) if the entity has no outstanding voting securities, has the right to more than fifty percent (50%) of the profits of the entity, or has the right in the event of dissolution to more than fifty percent (50%) of the assets of the entity; or (c) has the contractual power to designate more than fifty percent (50%) of the directors of a corporation or, in the case of unincorporated entities, of individuals exercising similar functions; or (d) possesses the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of voting shares, by contract or otherwise.

1.6. “Credit Amount” shall have the meaning provided in Section 4.7.

1.7. “Existing AT&T Services” shall mean products, services, features and functions offered or to be offered by AT&T and its Affiliates within eighteen (18) months after the Effective Date as demonstrable by AT&T with documentary evidence existing as of the Effective Date.

1.8. “Existing Business” shall mean one million dollars ($1,000,000).

1.9. “Existing Vonage Services” shall mean products, services, features and functions offered or to be offered by Vonage and its Affiliates under the Vonage brand within eighteen (18) months after the Effective Date as demonstrable by Vonage with documentary evidence existing as of the Effective Date. Existing Vonage Services also includes the provision to Vonage customers of: (i) dual-mode VoIP/wireless portable telephone handsets by lease, sale or otherwise; and (ii) features and functions of fixed-mobile convergence equipment owned and operated by Vonage, solely to the extent required to enable Vonage customers to use dual-mode VoIP/wireless portable telephone handsets to connect to Vonage’s VoIP network. Existing Vonage Services includes the use by Vonage’s customers of wireless equipment owned by the customer or Vonage, but only to the extent required to enable Vonage’s customers to connect to Vonage’s VoIP network. For example, Vonage’s customers may use cordless telephones, WiFi telephones, wireless access points, and the Vonage V-Phone only to access Vonage’s VoIP network. Existing Vonage Services do not include any other rights in or to any other Wireless Service or the use thereof.

1.10. “Vonage Supplier” shall mean any Vonage supplier of products or services of Existing Vonage Services for which Vonage has indemnification or warranty/representation obligations pursuant to Section 2.3(a).

1.11. “New Business” shall mean, with respect to a given calendar year, the dollar amount determined by subtracting the Existing Business from combined payments made by Vonage and its Affiliates to AT&T and its Affiliates in that calendar year for the purchase of products and services furnished by AT&T and its Affiliates in that calendar year under and pursuant to the terms of the AT&T Network Connections Service Agreement to be executed within 180 days of the signing of this Agreement. Such Vonage payments shall be calculated net of all discounts, and credits and associated taxes and/or surcharges. Should the result of this subtraction be less than zero, then the New Business for the year in question shall be zero.

1.12. “Term” shall mean the time period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date.

1.13. “Vonage Action” shall have the meaning provided in the first “whereas” clause above.

1.14. “Vonage Litigation Patents” shall mean U.S. Pat. Nos. 4,782,485, 5,015,136 and 5,444,707, and all continuations, continuations-in-part, divisionals, reissues, reexaminations, foreign counterparts, and all patent applications claiming the priority thereof.

1.15. “Vonage Patents” shall mean patents owned by Vonage or one of its Affiliates that issue prior to the end of the Term.

1.16. “Wireless Service” shall mean any communication service based in whole or in part on wireless communication methods, including but not limited to communications using GSM, UMTS, CDMA, cellular, WiFi, WiMax, wireless LANs, wireless packet networks, personal area networks, or personal communications networks. For the avoidance of doubt with respect to Section 1.9, the term “Wireless Service” does not include any features or functions of fixed-mobile convergence equipment owned and operated by Vonage solely to the extent required to connect Vonage’s VoIP network to a Wireless Service to enable Vonage customers to connect to Vonage’s VoIP network using dual-mode VoIP/wireless portable telephone handsets provided by Vonage.

2.	LICENSES AND COVENANTS

2.1. License under the AT&T Litigation Patent. For the Term of the Agreement, conditioned upon Vonage making all payments due pursuant to Section 4.1, AT&T, on behalf of itself and its Affiliates, hereby grants to Vonage and its Affiliates a personal, royalty-bearing, non-exclusive license under the AT&T Litigation Patent to make, have made, sell, offer for sale, use and import any product or service.

2.2. License under the AT&T Patents for the Existing Vonage Business. For the Term of the Agreement, conditioned upon Vonage making all payments due pursuant to Section 4.1, AT&T, on behalf of itself and its Affiliates, hereby grants Vonage and its Affiliates a personal, royalty-bearing, non-exclusive license under the AT&T Patents:

(a)	to make and use services and products in order to offer Existing Vonage Services under the Vonage or Vonage Affiliate brand to Vonage customers;

(b)	to sell any products made under Section 2.2(a) to Vonage customers under the Vonage or Vonage Affiliate brand, including dual mode VoIP/wireless portable telephone handsets, for Existing Vonage Services; and

(c)	to sell Existing Vonage Services under the Vonage or Vonage Affiliate brand based on Vonage’s licensed use of services and products under Section 2.2(a).

Notwithstanding Section 2.2(b) concerning sale of dual mode VoIP/wireless portable telephone handsets, no rights or licenses under AT&T’s or its Affiliates’ intellectual property are provided to Vonage or its customers to own or operate a wireless network to provide any Wireless Service in conjunction with a dual-mode VoIP/wireless portable telephone handset.

2.3. Vonage Suppliers.

(a)

The parties agree that the primary purpose of the license granted to Vonage is to enable Vonage to continue to offer and provide during the Term Vonage Existing Services without claims of infringement of the AT&T Patents against itself, or against Vonage Suppliers to the extent Vonage: (i) indemnifies them for patent infringement for providing Vonage Existing Services; or (ii) provides warranties or representations relating to patent infringement to them for providing Vonage Existing Services. In the event AT&T receives written notice from Vonage that Vonage has received an indemnity demand or breach claim related to an infringement warranty or representation from a Vonage Supplier as a result of a claim by AT&T that such Vonage

Supplier infringed any of the AT&T Litigation Patent or AT&T Patents (which indemnity demand or breach claim Vonage, in its reasonable judgment, either does not dispute or fails to prevail in a formal dispute (via arbitration or judicial forum) regarding the validity of the indemnity demand or breach claim), AT&T agrees not to seek a license or pursue a lawsuit for relief and/or damages against such Vonage Supplier, but only to the extent of Vonage’s obligation to the Vonage Supplier with respect to only those products and services provided by such Vonage Supplier to Vonage for use in or support of Vonage’s Existing Services. AT&T agrees to provide such Vonage Supplier notice of such exclusion for purposes of enabling Vonage to be released from its indemnity obligation or from liability for breach of a representation or warranty. For avoidance of doubt, nothing herein grants a license to any Vonage Supplier or prevents AT&T from offering licenses to or pursuing infringement claims against Vonage Suppliers with respect to products and services for which Vonage has no indemnification obligation or liability for breach of a representation or warranty relating to patent infringement. Vonage shall not agree to indemnify or provide any warranty or representation relating to patent infringement to any Vonage Supplier for the sole purpose of enabling the Vonage Supplier to avoid any infringement claims asserted by AT&T for which the Vonage Supplier otherwise would have been liable prior to the suit being filed by AT&T. For avoidance of doubt, any products or services provided by Vonage Suppliers that are not used in Existing Vonage Services are not licensed under this Agreement or subject to the terms of this Section 2.3(a).

On a confidential basis, in response to a confidential written request from AT&T, who in good faith is considering approaching another company about taking a license to AT&T’s intellectual property, identifying one or more companies, Vonage shall indicate within thirty days of such request whether any such companies are indemnitees of Vonage, and the parties agree to reasonably cooperate with one another to further clarify or refine the information requested. Such written requests from AT&T shall be made no more than once per calendar quarter and shall include the subject matter of any potential action and Vonage’s response shall identify the products and services provided by the potential indemnitee and the volume thereof sufficient to describe the extent of any indemnity owed to such potential indemnitee(s), subject to any existing confidentiality agreements that then may be in place between Vonage and the potential indemnitee.

(b)	The foregoing license shall extend to and be for the benefit of customers of Vonage to use Existing Vonage Services sold or otherwise provided under Section 2.2(c) with: (i) products made by Vonage pursuant to Section 2.2(a); or (ii) VoIP products made for Vonage by a Vonage Supplier pursuant to Section 2.3(a). The license granted in Section 2.2 does not otherwise extend to or provide any right, license or other benefit for any third party other than such Vonage customers to use Existing Vonage Services.

(c)	AT&T is free to assert infringement claims under the AT&T Patents against all third parties except: (i) any supplier of Vonage to the extent it is an Vonage Supplier providing products or services to Vonage pursuant to Section 2.3(a); or (ii) any customer using Existing Vonage Services with a product or service provided by or for Vonage pursuant to Section 2.2(a) or Section 2.3(b).

2.4. License under the Vonage Litigation Patents.

(a)	For the Term of the Agreement, Vonage and its Affiliates hereby grant to AT&T and its Affiliates a personal, royalty-free, fully paid-up, irrevocable, non-exclusive license under the Vonage Litigation Patents to make, have made, sell, offer for sale, use and import any product or service.

(b)

Notwithstanding Section 2.4(a), nothing contained in this Agreement shall be construed as granting any kind of license rights to, or covenants not to assert patent infringement claims against, Nortel Networks, Inc. (“Nortel”) under the Vonage Litigation Patents. However, to the extent that AT&T or any of its Affiliates agreed to indemnify Nortel for products and services provided for use in or support of the AT&T Existing Services, Vonage agrees not to seek a license or pursue a lawsuit for relief and/or damages against Nortel, but only to the extent of AT&T’s or its Affiliate’s obligation to Nortel with respect to only those products and services provided by Nortel for use in or support of AT&T’s Existing Services. Vonage agrees to provide Nortel notice of such exclusion for purposes of enabling AT&T and its Affiliates to be released from their indemnity obligations. AT&T shall not agree to indemnify or provide any warranty or representation relating to patent infringement to Nortel for the sole purpose of enabling Nortel to avoid any infringement claims asserted by Vonage for which Nortel otherwise would have been liable prior to the suit being filed by Vonage.

2.5. License under the Vonage Patents for the Existing AT&T Business. For the Term of the Agreement, Vonage hereby grants AT&T and its Affiliates a personal, royalty-free, fully-paid up, irrevocable, non-exclusive license under the Vonage Patents:

(a)	to make have made and use services and products in order to offer Existing AT&T Services under the AT&T or AT&T Affiliate brand to AT&T customers;

(b)	to sell any products made under Section 2.5(a) to AT&T customers under the AT&T or AT&T Affiliate brand for Existing AT&T Services; and

(c)	to sell Existing AT&T Services under the AT&T or AT&T Affiliate brand based on the licensed use of services and products under Section 2.5(a).

2.6. No Other Rights. Except as expressly set forth in Section 2 of this Agreement, no other rights or licenses under the intellectual property rights of a Party, including the right to sublicense, are granted or implied. Nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any right or license in favor of a Party in any patents or other intellectual property rights of the other Party, other than the AT&T Litigation Patent, Vonage Litigation Patents, AT&T Patents and Vonage Patents, as the case may be.

2.7. Unauthorized Activities. All rights and licenses provided in this Agreement are subject to the Agreement’s terms and conditions. Without limiting any of a Party’s rights under this Agreement or at law or in equity, or otherwise expanding the scope of the rights and licenses provided hereunder, if the other Party fails to perform any of its obligations under this Agreement, or exceeds the scope of the licenses granted to it herein, then the activities, products and services of such other Party shall not be considered licensed or otherwise authorized under this Agreement.

3.	RELEASES AND SUIT DISMISSAL

3.1. Dismissal by AT&T.

(a)	AT&T shall dismiss without prejudice the AT&T Action. Concurrent with the execution of this Agreement, through their counsel, the Parties shall execute, and within three (3) business days thereafter file in the AT&T Action, a Stipulation and Request for Order of Dismissal without prejudice with respect to AT&T’s claims against Vonage in the form attached hereto as Schedule A. Each Party shall bear its own fees and costs incurred in connection with the AT&T Action.

(b)	AT&T retains the right after termination of this Agreement to re-file the AT&T Action in any proper forum and venue, including in the court in the Western District of Wisconsin in which it is currently pending (“original forum and venue”), and may reassert in the re-filed action any and all claims arising from activity that is not licensed under this Agreement as a result of such termination, subject to the rights acquired by Vonage by payments made pursuant to Sec. 4.1. Vonage shall not object to the re-filing of the AT&T Action in any proper forum and venue, and shall not raise any counterclaims or defenses based in any way on this Agreement with respect to issues of patent validity, enforceability, infringement or the passage of time between the original filing date of the AT&T Action and the re-filing of the action. Vonage is free to assert any and all defenses and counterclaims relating to issues of patent validity, enforceability and infringement that are not based on this Agreement and Vonage shall have the right to raise any defense or counterclaim based on this Agreement licensing or otherwise authorizing Vonage’s allegedly infringing activities. In the event that termination occurs prior to the end of the five year term of this Agreement, with respect to any activities that occurred prior to the Effective Date, AT&T may reassert in the re-filed action any and all claims arising from activity that is not released under this Agreement pursuant to Section 3.3, unless AT&T collects all amounts owing under Section 8.6 “Liquidated Damages” and Section 8.7 “Accelerated Payment”.

3.2. Dismissal by Vonage. Vonage shall dismiss with prejudice the Vonage Action. Concurrent with the execution of this Agreement, through their counsel, the Parties shall execute, and within three (3) business days thereafter file in the AT&T Action, a Stipulation and Request for Order of Dismissal with prejudice with respect to Vonage’s claims against AT&T and AT&T’s claims against Vonage in the form attached hereto as Schedule B. Each Party shall bear its own fees and costs incurred in connection with the Vonage Action.

3.3. Release by AT&T. Conditioned upon Vonage making all payments due pursuant to Section 4.1, AT&T, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, divisions, assigns, officers, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (“AT&T Releasing Parties”), shall fully release Vonage and its Affiliates, and discharge Vonage and its Affiliates, owners, predecessors, successors in interest, divisions, assigns, officers, agents, directors, officers, employees, representatives and attorneys, from any and all claims and causes of action, whether known or unknown, arising prior to the Effective Date that the AT&T Releasing Parties have or may have relating to the infringement, contributory infringement or inducement of infringement of the AT&T Litigation Patent. This release shall include all claims identified in the pleadings of the AT&T Action and all claims relating to the AT&T Litigation Patent that could have been brought in the AT&T Action. This release shall include a full release of any obligation of Vonage to make any payment pursuant to ¶ 4 of the Agreement dated May 25, 2005 in the Vonage Action between Digital Packet Licensing, Inc. and AT&T Corp.

3.4. Release by Vonage. Vonage, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, divisions, assigns, officers, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (“Vonage Releasing Parties”), hereby fully releases AT&T and its Affiliates, and discharges AT&T and its Affiliates, owners, predecessors, successors in interest, divisions, assigns, officers, agents, directors, officers, employees, representatives and attorneys, from any and all claims and causes of action, whether known or unknown, arising prior to the Effective Date that the Vonage Releasing Parties have or may have relating to the infringement, contributory infringement or inducement of infringement of the Vonage Litigation Patents. This release includes all claims identified in the pleadings of the Vonage Action and all claims relating to the Vonage Litigation Patents that could have been brought in the Vonage Action. This release shall include a full release of any obligation of AT&T to make any additional payments pursuant to ¶ 3 of the Agreement dated May 25, 2005 in the Vonage Action between Digital Packet Licensing, Inc. and AT&T Corp.

4.	PAYMENTS

4.1. Payments to AT&T. As partial consideration for the foregoing dismissal, release and licenses to Vonage, Vonage shall pay AT&T six hundred and fifty-thousand dollars ($650,000) in each month during the Term. The first such payment shall be made by Vonage prior to December 31, 2007 for January of 2008, and payments for each month thereafter shall be made no later than the 10th of the preceding month.

As additional consideration for the foregoing dismissal, release and licenses to Vonage, no later than the end of January 2008, Vonage shall pay to AT&T an amount equal to one million nine hundred fifty thousand dollars ($1,950,000) as prepayment of the last three months of payments due under this Agreement. Beginning in April 2008, the parties agree to revisit and discuss in good faith options that may be available to provide AT&T with additional assurances regarding the payments to be made by Vonage pursuant to the terms of this Agreement, it being understood that the parties may ultimately decide that mutually acceptable additional assurances do not exist.

4.2. Method of Payment.

(a)	All payments required hereunder shall be paid to AT&T by electronic bank transfer to the following account:

	Bank:	JP Morgan Chase
4 Chase MetroTech Center Brooklyn, NY 11245
B		Bank Acct Name: AT&T Corp. IPR Fees
Bank Acct Number: 9102764017
ABA: 021000021
Reference: AT&T Intellectual Property II-Vonage
Taxpayer ID: 20-5708607
Taxpayer ID Name: AT&T Intellectual Property II, L.P.
Taxpayer ID Address: 1155 Peachtree St NE Suite 700, Atlanta GA 30309

(b)	A report of each payment shall be sent to AT&T to the following:

AT&T Intellectual Property

9505 Arboretum, 9 th Floor

Austin, Texas 78759

Attn: Dave Haug

Tel: (512) 372-5173

Fax: (512) 241-6994

AT&T may change the foregoing payment account and address upon written notice to Vonage.

4.3. Overdue Payments. If Vonage fails or refuses to make any payment hereunder on or before the date on which such payment is due, Vonage shall pay AT&T, at such time such payment is actually made, a fee equal to one and a half percent (1.5%) of the amount of such payment for each month, or fraction of a month, that such payment is overdue, but in no event shall the amount of such fee exceed the maximum permitted by law.

4.4. Currency. All payments to be made under this Agreement shall be made in United States dollars, in immediately available funds and not in stock, bankruptcy claims or any other medium. For the avoidance of doubt, allowance of a bankruptcy claim shall not be deemed a payment. Any conversion to United States dollars for a payment required under this Agreement shall be at the prevailing rate for bank cable transfers as quoted for the day such payment is due under this Agreement or, if paid earlier, the day actually paid, by leading United States banks in New York City dealing in the foreign exchange market.

4.5. Taxes. Vonage shall bear all taxes, duties, levies and other similar charges (and any related interest and penalties), however designated (hereinafter, “governmental charges”), imposed as a result of the existence or operation of this Agreement, including any tax which Vonage is required to withhold or deduct from payments to AT&T, except (a) any tax imposed upon AT&T in a jurisdiction outside the United States if and only to the extent such tax is allowable as a credit against the United States income taxes of AT&T, and (b) any net income tax imposed upon AT&T by the United States or any governmental entity within the United States proper (the fifty (50) states and the District of Columbia). In order for the exception contained in (a) to apply, Vonage must reduce such tax to the extent possible giving effect to the applicable Income Tax Convention between the United States and Vonage’s country of incorporation, and furnish AT&T with such evidence as may be required by United States taxing authorities to establish that such tax has been paid so that AT&T may claim the credit. If Vonage is required to bear any governmental charges pursuant to this paragraph, then Vonage shall pay any additional taxes, charges and amounts as are necessary to ensure that the net amounts received by AT&T after all such governmental charges are made are equal to the amounts which AT&T is otherwise entitled under this Agreement as if such governmental charges did not exist.

4.6. Other Costs. Each Party will be responsible for the costs it incurs in carrying out its obligations under this Agreement.

4.7. Business Credit. Vonage shall have a personal and non-transferable (notwithstanding Section 9.10) option to reduce the payment(s) that becomes due during the months following the third year of the Term pursuant to Section 4.1 through the application of a “Credit Amount” earned by Vonage as a result of New Business. Although, by definition, New Business is limited to services and products purchased under and pursuant to the terms of the AT&T Network Connections Service Agreement to be executed within 180 days of the signing of this Settlement Agreement, Vonage and AT&T may agree to include other service agreements as New Business (“Additional Business”) but AT&T is not obligated to consider Additional Business or to include Additional Business on the same formula as the Credit Amount defined herein. A Credit Amount reduces the required payment on a dollar for dollar basis. The Credit Amount shall be calculated as follows: For each calendar year, the Credit Amount shall be 10% of the New Business.

The following examples illustrate how the Credit Amounts will be calculated and applied.

(a)	If New Business from Vonage and its Affiliates in the calendar year 2008 totals $1,000,000, the Credit Amount would be $100,000 (10% of $1,000,000). This Credit Amount would be applied to reduce the outstanding monthly payments beginning in the first month following the third year of the Term o. The $650,000 payment due in January 2011 would be reduced from $650,000 to $550,000.

(b)	Then, if the New Business from Vonage and its Affiliates in calendar year 2009 totals $2,000,000, the Credit Amount for that year would be $200,000 (10% of $2,000,000). This Credit Amount would be applied to reduce the outstanding monthly payments beginning in January 2011. The $550,000 payment due in January 2011 (resulting from the reduction applied in Section 4.7(a)) would be reduced from $550,000 to $350,000.

For Vonage to exercise this option, it shall provide to AT&T within ninety (90) days of the close of each calendar year during the Term sufficient documentation to establish the amount of New Business made in that calendar year. Vonage agrees to allow AT&T, pursuant to non-use and non-disclosure obligations between the Parties, to share with its Affiliates any such New Business documentation that Vonage elects to provide to AT&T, and permit AT&T and its Affiliates to use any such information for the purpose of addressing matters regarding the Credit Amount. Within ninety (90) days of receipt of such documentation, AT&T will provide Vonage with a written statement specifying the Credit Amount associated with that calendar year, the payment month of the Term to which the Credit Amount will be applied, and the revised amount due under Section 4.1 for that month.

No payments are owed by AT&T or its Affiliates to Vonage or its Affiliates under this Agreement. This Agreement does not reflect an obligation on the part of Vonage or its Affiliates to continue doing business with AT&T or its Affiliates or to increase such business. Vonage acknowledges that discontinuation of such business will not relieve Vonage of the obligation to make the payments set forth in Section 4.1, provided however that such payments may be reduced by any Credit Amount earned but unapplied at the time of such discontinuation. This Agreement does not obligate AT&T or its Affiliates to provide products or services to Vonage or its Affiliates.

4.8 Payment Obligations. Vonage’s obligation to pay all amounts hereunder shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including: (a) any set-off (except by the Credit Amount pursuant to Section 4.7), counterclaim, recoupment, defense or other right which Vonage may have against AT&T; (b) any insolvency, bankruptcy, reorganization or similar proceedings by or against Vonage or AT&T; or (c) any other circumstances, whether or not unforeseen or similar to any of the foregoing.

5.	PUBLICITY

5.1. No Use of Marks. Neither Party nor its Affiliates shall, in any manner, reference the other Party, its trade names, trademarks, service marks or any other indicia of origin, or indicate that its products or services are in any way sponsored, approved or endorsed by the other Party.

5.2. Public Disclosures. Neither Party shall make any public disclosures inconsistent with the rights and obligations created hereunder. Either Party may require the other Party to promptly supply a copy of any public disclosure which the other Party made related to this Agreement. Both Parties shall be entitled to issue a press release relating to the subject matter of this Agreement, the contents of which shall be subject to prior approval of both Parties, which shall not be unreasonably withheld. Nothing in this Section prevents either Party from making public disclosures without prior approval of the other Party to the extent required, on the advice of counsel, by federal and state laws.

6.	CONFIDENTIALITY

6.1. Except for the information contained in the press release permitted under Section 5.2, the Parties agree that they shall not disclose the contents of this Agreement, or information or records disclosing in any way the content of their negotiations, to anyone unless such disclosure is: (i) lawfully required by any governmental agency; (ii) otherwise required to be disclosed by law including legally required financial reporting; or (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement; or (iv) to their auditors, accountants, tax and financial advisors, and/or legal counsel only to the extent required for professional advice from those sources, or to the actual or prospective purchasers of all or a portion of the assets of AT&T or Vonage, for the purposes of due diligence, but only after the Party seeking to make the disclosure secures a written commitment from such persons to maintain the confidentiality of the terms of this Agreement to the extent possible considering the purpose for which the terms of the Agreement are needed by the auditors, accountants, tax and financial advisors, legal counsel and purchasers.

6.2. Section 6.1 does not apply where a Party, on the advice of counsel, must comply with applicable law or other demand under lawful process, including a discovery request in a civil litigation or from a governmental agency or official, if the Party first notifies all other Parties of the required disclosure in writing within five (5) business days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to the nondisclosure provisions of Section 6.1, and cooperates with the other Parties, at the other Parties’ expense, in seeking reasonable protective arrangements with the third party requiring disclosure under applicable law or other demand under lawful process. In no event shall a Party’s cooperation hereunder require the Party to take any action which, on the advice of that Party’s counsel, could result in the imposition of any sanctions or other penalties against the Party.

6.3. Survival. Notwithstanding the expiration or termination of this Agreement, all of the confidentiality obligations pursuant to this Agreement shall survive expiration or termination with respect to any information received prior to such expiration or termination.

7.	RISK ALLOCATION

7.1. Each Party warrants and represents to the other that its execution of this Agreement has been duly authorized by all necessary corporate action of such Party.

7.2. Each Party represents and warrants to the other that neither it nor its Affiliates, successors or assigns (including assignees of any rights in the patents licensed hereunder):

(a)	has entered into or will enter into any agreement; or

(b)	has taken or will take any action that would interfere with or affect the other Party’s enjoyment of the rights, releases and licenses granted by this agreement.

7.3. Vonage represents and warrants that: (i) it is the owner of all right, title and interest in the Vonage Patents and the Vonage Litigation Patents; (ii) Vonage has all the necessary legal and equitable rights to grant the releases and licenses set forth herein; and (iii) Vonage has not assigned or otherwise transferred to any other person or entity any rights to any causes of action, damages or other remedies, or any claims, counterclaims or defenses, relating to the Vonage Action. Vonage shall take commercially reasonable steps to maintain the Vonage Litigation Patents in force. Vonage shall investigate in good faith any reasonable prospect of a third party infringing the Vonage Litigation Patents identified to Vonage by AT&T with credible evidence of infringement, but shall have no duty to report back to AT&T or take any action against such third party.

7.4. AT&T represents and warrants that: (i) it is the owner of all right, title and interest in the AT&T Patents and the AT&T Litigation Patent; (ii) AT&T has all the necessary legal and equitable rights to grant the releases and licenses set forth herein; and (iii) AT&T has not assigned or otherwise transferred to any other person or entity any rights to any causes of action, damages or other remedies, or any claims, counterclaims or defenses, relating to the AT&T Action. AT&T shall take commercially reasonable steps to maintain the AT&T Litigation Patent in force. AT&T shall investigate in good faith any reasonable prospect of a third party infringing the AT&T Litigation Patent identified to AT&T by Vonage with credible evidence of infringement, but shall have no duty to report back to Vonage or take any action against such third party.

7.5. Each Party represents and warrants that execution, delivery and performance of this Agreement does not and will not violate any provision of any order, writ, judgment or decree of any court or governmental authority to which any of the Parties is bound.

7.6. Nothing contained in this Agreement shall be construed as:

(a)	an agreement by either Party to bring or prosecute actions or suits against any person or entity for infringement, or conferring any right to a Party to bring or prosecute actions or suits against any person or entity for infringement;

(b)	conferring by implication, estoppel or otherwise, upon any Party any right or license except for the rights and licenses expressly granted hereunder;

(c)	a warranty or representation by either Party as to the validity or scope of the Vonage Litigation Patents, the Vonage Patents, the AT&T Litigation Patent or the AT&T Patents;

(d)	a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of other persons or entities; or

(e)	a requirement that either Party will file any patent application, obtain any patent, or maintain any patent, except for the Vonage Litigation Patents and the AT&T Litigation Patent, in force.

7.7. Neither Party makes any representations, extends any warranties of any kind, either express or implied, or assumes any responsibilities whatever with respect to use, sale, or other disposition by the other Party or the other Party’s customers of products incorporating or made by use of: (i) inventions licensed under this Agreement; or (ii) information, if any, furnished under the Agreement.

7.8. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 7, THE PARTIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, IMPLIED OR EXPRESSED, HEREIN.

7.9. No Special Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING LOST REVENUES OR PROFITS, OR LOSS OF BUSINESS) IN ANY WAY RELATED TO THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS

ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

7.10. For the purposes of this Article 7 only, references to “Party” shall be deemed to include that Party’s Subsidiaries, employees, directors, officers, licensees, representatives and subcontractors, suppliers, distributors and customers.

8.	TERM AND TERMINATION

8.1. Term. This Agreement shall be effective during the Term unless sooner terminated in accordance with this Agreement.

8.2. Early Termination - Either Party. Either Party may terminate this Agreement:

(a)	in accordance with any terms of this Agreement which expressly provide for such Party to terminate this Agreement; or

(b)	upon thirty (30) days prior written notice, if the other Party has breached its material obligations under this Agreement and such breach remains uncured during such thirty (30) day period.

8.3. Early Termination by AT&T. AT&T may terminate this Agreement or any of the license rights granted to Vonage herein immediately: (a) if Vonage brings a suit against AT&T or any of its Affiliates in relation to patents owned or controlled by Vonage or its Affiliates or the AT&T patents licensed hereunder unless such suit is in response to a lawsuit brought by AT&T or its Affiliates against Vonage or its Affiliates; (b) if Vonage is liquidated, dissolved, or adjudged to be in a state of receivership; (c) if Vonage makes a general assignment or general arrangement to or for the benefit of its creditors, or to a receiver or trustee in bankruptcy; (d) upon the filing by or against Vonage of a petition for bankruptcy, except as set forth in the exception below; (e) upon the appointment of a trustee, examiner or receiver to take possession of substantially all of Vonage’s assets or of Vonage’s interests in this Agreement; (f) upon the enforcement by a secured party, attachment, execution, foreclosure or other judicial or non-judicial seizure of Vonage or substantially all of Vonage’s right, title, and interests under this Agreement; or (g) upon Vonage’s dissolution or ceasing to do business.

Exception to AT&T’s early termination ability under section 8.3: If Vonage files a voluntary bankruptcy proceeding solely to restructure its capital structure based on a business plan shared with AT&T reasonably prior to the filing (and which does not involve the transfer of the Agreement or Vonage’s interests and license rights thereunder to any third party), AT&T shall forebear from terminating this Agreement under section 8.3 for a period of one hundred eighty (180) days. Thereafter, AT&T may, in its sole discretion based upon the progress of the bankruptcy proceeding, continue to forebear from termination under section 8.3.

8.4. Effect of Termination. Upon termination of this Agreement:

(a)	By AT&T pursuant to Section 8.2 or 8.3, all rights and obligations of the Parties (including the licenses granted to Vonage under Article 2) except the rights granted to AT&T and obligations due to AT&T, including those under Article 2, Section 3.1(b), Section 8.6, and Section 8.7, shall terminate, except that the rights and obligations of the Parties under this Agreement which expressly or by their nature would continue beyond the termination of this Agreement shall remain in effect and survive termination of this Agreement, including the Sections pertaining to “CONFIDENTIALITY”, “PUBLICITY”, and “RISK ALLOCATION”;

(b)	by Vonage pursuant to Section 8.2, all rights and obligations of the Parties (including the licenses granted to AT&T under Article 2) except the rights granted to Vonage and obligations due to Vonage, including those under Article 2 and Section 4.7, shall terminate, except that the rights and obligations of the Parties under this Agreement which expressly or by their nature would continue beyond the termination of this Agreement shall remain in effect and survive termination of this Agreement shall remain in effect and survive termination of this Agreement, including Vonage’s obligation to make payments under Article 4 and the Sections pertaining to “CONFIDENTIALITY”, “PUBLICITY”, and “RISK ALLOCATION”; and

(c)	notwithstanding such specific termination rights, each Party reserves all of its other legal rights and equitable remedies, including the right to sue for breach of contract in any proper forum and venue.

8.5. Extension of Licenses. Except termination pursuant to Section 8.2 and 8.3, following termination of this Agreement, either Party may request an extension or license of a patent licensed under this Agreement, and the other Party agrees to offer such extension or license at commercially reasonable terms substantially the same as those then being offered to similarly situated companies.

8.6. Liquidated Damages. In the event that Vonage violates the terms of this Agreement or otherwise defaults under this Agreement, including for non-payment pursuant to Section 4.1, and such default provides a basis for termination by AT&T under Section 8.2, the parties acknowledge and agree that the amount of actual damages sustained by AT&T would be extremely difficult to ascertain. Accordingly, as liquidated damages and not as a penalty, Vonage agrees to pay AT&T an amount that results from the multiplication of two hundred and twenty-six thousand, six hundred and sixty-six dollars ($226,666) by the number of months in the Term for which Vonage did not pay $650,000 pursuant to Section 4.1, the number of months to be further reduced by three months provided Vonage has made the prepayment set forth in Section 4.1, and the Parties agree that such amount constitutes a reasonable provision for liquidated damages and that such damages could not otherwise be calculated.

8.7. Accelerated Monthly Payments. In the event this Agreement is terminated under Section 8.3, Vonage agrees to pay AT&T an amount that results from the multiplication of two hundred and twenty-six thousand, six hundred and sixty-six dollars ($226,666) by the number of months in the Term for which Vonage did not pay $650,000 pursuant to Section 4.1, the number of months to be further reduced by three months provided Vonage has made the prepayment set forth in Section 4.1.

9.	GENERAL TERMS

9.1. Relationship of the Parties. In performing this Agreement, each of the Parties will operate as, and have the status of, an independent contractor. Except as may be expressly set forth in this Agreement, neither Party will have the right or authority to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever. Nothing in this Agreement shall be construed as forming any partnership, joint venture, agency, employment, franchise, distributorship, dealership or other similar or special relationship between the Parties.

9.2. Rules of Construction. As used in this Agreement, (a) neutral pronouns and any derivations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural and vice versa, as the context may require; (b) the words “hereof,” “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole, including all exhibits and schedules as the same may be amended or supplemented from time to time, and not to any subdivision of this Agreement; (c) the words “Party” and “Parties” refer, respectively, to a party or to both of the parties to this Agreement; (d) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (e) descriptive headings and titles used in this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement; and (f) explicit references to a particular Section hereof shall be deemed to include a reference to the subsections, if any, associated with the Section as well. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

9.3. Computation of Time. If a time period provided in this Agreement requires a certain action be performed within ten (10) or less days, then intervening Saturdays, Sundays and legal holidays shall not be included in the computation of time. If a time period requires a certain action be performed within eleven (11) or more days, then intervening Saturdays, Sundays and legal holidays shall be included in the computation of time. In the event that a time period expires on a Saturday, Sunday or legal holiday, the time period shall be deemed to expire on the next day that is not a Saturday, Sunday or legal holiday. “Legal holidays” shall mean New Year’s Day, Birthday of Martin Luther King, Jr., President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and the Friday thereafter, and Christmas Day.

9.4. Notice. Unless otherwise provided in this Agreement, all notices, consents, approvals, waivers and the like made hereunder shall be in written English to the addresses set forth on the Cover Sheet, shall reference this Agreement and shall be sent by any of the following methods: (a) certified mail, postage-prepaid, return-receipt requested, (b) a delivery service which requires proof of delivery signed by the recipient or (c) properly-transmitted facsimile followed by written confirmation in accordance with methods (a), (b) or first-class U.S. mail. The date of notice shall be deemed to be the date it was received (in the case of method (c) above, the date of notice shall be deemed to be the date that the facsimile copy is received). A Party may change its address for notice by written notice delivered in accordance with this Section.

9.5. Dispute Resolution. Any and all controversies or claims of any nature arising out of or relating to this Agreement or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (the “Claim”) shall be resolved solely and exclusively by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules then in effect. The place of arbitration shall be New York City. Any action or preceding collateral to the arbitration, including with limitation to compel or stay arbitration, shall be filed in the federal or state courts located in New York County, New York, and the Parties agree to the personal jurisdiction and venue of such courts for such purposes. The language of the arbitration shall be in English. The arbitration shall be conducted by one (1) neutral arbitrator. The Parties shall mutually agree to the nomination of the arbitrator or any replacements thereof, within fifteen (15) days of the commencement of the arbitration or the occurrence of the vacancy as the case may be. If the Parties fail to agree to the arbitrator within the permitted period, the arbitrator shall be appointed by the AAA using a list procedure. The arbitrator shall not have the power to act as amiable compositeur or ex aequo et bono, or to limit, expand or otherwise modify the terms of the Agreement. The arbitrator shall not have the power to award punitive, exemplary or any damages other than actual compensatory damages requested by the prevailing Party. Each Party shall bear its own expenses (including without limitation attorneys’ fees), but the fees of the arbitrator and AAA shall be borne equally by both Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

The arbitrator shall strictly limit document discovery to the production of documents directly relevant to the facts alleged in the Parties’ claims, counterclaims and defenses and, if depositions are required, the arbitrator shall limit each Party to three (3) depositions of no longer than three (3) hours each. The arbitrator shall issue a protective order prohibiting the Parties and any other participants to the arbitration from disclosing, and the Parties hereto agree not to disclose, to any third party any information relating to the arbitration proceedings or any information obtained via the arbitration, or related discovery, including documents, evidence, testimony and the award, except as may be required by law or court order. All requests for injunctive relief shall be decided by the arbitrator, provided, however, that requests for temporary or preliminary injunctive relief may be submitted to the court identified in Section 9.7 if the arbitrator has not yet been appointed.

9.6. Patent Issues. Notwithstanding (i) anything in Section 9.5 to the contrary, and (ii) the Parties’ expectation that Claims, if any, will arise out of or relate to the terms of this Agreement, and will not concern the validity, scope, enforceability or infringement of the patents licensed hereunder, any claims or counterclaims, including defenses thereto, which potentially concern the validity, scope, enforceability or infringement of any patent shall not be resolved by arbitration and instead must be resolved before in the United States District Court for the Western District of Wisconsin.

9.7. Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law rules. Any judicial suit or action relating to any Claim or counterclaims, except with regard to Claims covered under Section 9.6, shall be brought and prosecuted only in the U.S. District Court Southern District of New York when standing permits, and otherwise in New York City, New York, and each Party shall submit to and not challenge venue and personal jurisdiction in such forum with respect to such Claims or counterclaims.

9.8. Equitable Remedies. The Parties recognize that money damages may not be an adequate remedy for any breach or threatened breach of any obligation hereunder by Licensee involving intellectual property or Licensee exceeding the scope of its license. The Parties therefore agree that in addition to any other remedies available under this Agreement, by law or otherwise, either Party shall be entitled to obtain injunctive relief against any such continued breach by the other Party of such obligations.

9.9. Third Party Beneficiaries. Except as provided in Sections 2.3, this Agreement is not intended to be for the benefit of any third party. Notwithstanding the foregoing, this Agreement shall not be enforceable by any third party, and is not intended to confer on any third party any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No third party shall have any right, independent of any right that exists irrespective of this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

9.10. Change of Control. Except under those circumstances described under Sections 8.3(b) through 8.3(g), if, after the Effective Date, a person or entity acquires AT&T or Vonage and the acquired Party continues to exist as a separate legal entity, this Agreement shall remain in effect and the acquired Party shall continue to retain the benefits and obligations of the licenses, covenants and releases set forth herein, as the case may be, but only to the extent the assets of the acquired Party are being used for no more than the number of end user customers of the acquired Party existing immediately prior to the acquisition date, adjusted annually thereafter at a per annum rate equivalent to the rolling 12 month average per annum growth rate existing immediately prior to the acquisition date, but in no event less than 0% growth rate. Except under those circumstances described under Sections 8.3(b) through 8.3(g), if, after the Effective Date, a person or entity acquires AT&T or Vonage and the acquired Party does not continue to exist as a separate legal entity, or a person or entity acquires the business activities of a Party covered under the licenses, covenants and releases set forth herein, this Agreement shall continue in full force and effect and the acquirer shall succeed to the rights and obligations of the acquired Party or the Party previously owning the covered business, as the case may be, but only to the extent the acquired assets are being used for no more than the number of end user customers of the acquired Party or business, respectively, existing immediately prior to the acquisition date, adjusted annually thereafter at a per annum rate equivalent to the rolling 12 month average per annum growth rate immediately prior to the acquisition date, but in no event less than 0% growth rate.

The foregoing change of control provisions are conditioned upon the Party involved in the acquisition notifying the other Party in writing of such an acquisition event within sixty (60) days of it occurring and ensuring that the acquirer negotiates with the other Party in good faith within a period of twelve (12) months following the acquisition in order to provide payment for and receive any licenses, covenants or releases under the patents owned and licensed by the other Party hereunder for those end user customers in excess of the number of end user customers not otherwise covered by a license pursuant to this Agreement.

9.11. Force Majeure. Fire, flood, explosion, war, terrorism, strike, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond a Party’s control and without the fault or negligence of a Party shall neither excuse a breach of an obligation under this Agreement nor waive the non-breaching Party’s right to terminate this Agreement for breach hereof.

9.12. Assertion of Unenforceability. In the event that any provision of this Agreement is deemed illegal or unenforceable, this Agreement shall terminate unless both Parties are able to arrive at an accommodation that preserves for the Parties the benefits and obligations of the offending provision. Both Parties agree to use their reasonable efforts to arrive at such an accommodation.

9.13. Assignment. Except under those circumstances described under Sections 9.10, the Parties hereto have entered this Agreement in contemplation of personal performance by each Party and intend that the rights and licenses granted to a Party hereunder not extend to other entities without the other Party’s express written consent. Accordingly, neither this Agreement nor any of a Party’s rights or obligations hereunder, except under those circumstances described under Section 9.10, shall be assigned, sublicensed, or transferred (in insolvency proceedings, by mergers, acquisitions or otherwise) by the Party without such consent of the other Party. Any assignment or other transfer which is inconsistent with the foregoing shall be null and void ab initio.

9.14. Entire Agreement; No Modification or Waiver. This Agreement constitutes the entire agreement between the Parties concerning its subject matter and supersedes all prior written or oral negotiations, correspondence, understandings and agreements between the Parties respecting such subject matter. This Agreement shall not be modified or rescinded, except by a writing signed by both Parties. No provision of this Agreement shall be deemed modified by any action or omission or failure to object to any action which may be inconsistent with the terms of this Agreement. No waiver of a breach committed by a Party in one instance shall constitute a waiver or license to commit or continue breaches in other or like instances. By way of example only and without limiting the foregoing, this Agreement may not be modified by any statement appearing on any check or similar transfer of money, or by any provision appearing in any preprinted form of one Party unless expressly accepted by the other Party in a writing which expressly refers to such preprinted form and this Agreement.

9.15. Counterparts. The Parties may execute two (2) copies of this Agreement, each of which shall constitute an original copy of this Agreement. A scanned, imaged, facsimile or photocopy of this Agreement as executed by the Parties shall be deemed to be an original executed copy for all purposes.

END OF GENERAL TERMS AND CONDITIONS

SCHEDULE A

Stipulation and Request for Order of Dismissal of the AT&T Action

STIPULATED MOTION FOR DISMISSAL WITHOUT PREJUDICE

The plaintiff AT&T Corp. and defendants Vonage Holdings Corporation and Vonage America, Inc., pursuant to Fed. R. Civ. P. 41(a)(2) and (c), hereby move for an order dismissing all claims in this action WITHOUT PREJUDICE, with each party to bear its own costs, expenses and attorneys fees.

[PROPOSED] ORDER OF DISMISSAL WITHOUT PREJUDICE

CAME ON THIS DAY for consideration of the Stipulated Motion for Dismissal Without Prejudice of all claims and counterclaims asserted between the plaintiff, AT&T Corp., and the defendants, Vonage Holdings Corporation and Vonage America, Inc., in this case, and the Court being of the opinion that said motion should be GRANTED, it is hereby

ORDERED, ADJUDGED AND DECREED that all claims asserted in this suit between the plaintiff, AT&T Corp., and the defendants, Vonage Holdings Corporation and Vonage America, Inc., are hereby dismissed without prejudice.

It is further ORDERED that all attorneys’ fees and costs are to be borne by the party that incurred them.

SCHEDULE B

Stipulation and Request for Order of Dismissal of the Vonage Action

STIPULATED MOTION FOR DISMISSAL WITH PREJUDICE

The plaintiff, Vonage Holdings Corporation, and defendant, SBC Internet Services, Inc., pursuant to Fed. R. Civ. P. 41(a)(2) and (c), hereby move for an order dismissing all claims and counterclaims between these two parties in this action WITH PREJUDICE, with each party to bear its own costs, expenses and attorneys fees.

[PROPOSED] ORDER OF DISMISSAL WITH PREJUDICE

CAME ON THIS DAY for consideration of the Stipulated Motion for Dismissal With Prejudice of all claims and counterclaims asserted between the plaintiff, Vonage Holdings Corporation, and the defendant, SBC Internet Services, Inc., in this case, and the Court being of the opinion that said motion should be GRANTED, it is hereby

ORDERED, ADJUDGED AND DECREED that all claims asserted in this suit between the plaintiff, Vonage Holdings Corporation, and the defendant, SBC Internet Services, Inc., are hereby dismissed with prejudice.

It is further ORDERED that all attorneys’ fees and costs are to be borne by the party that incurred them.